EXHIBIT 99.1

IVAX Elects Avram Hershko, M.D., Ph.D. and Zachariah P. Zachariah, M.D.
                         to Board of Directors

    MIAMI--(BUSINESS WIRE)--April 29, 2005--IVAX Corporation (AMEX:IVX) (LSE:IVX.L) (WSE:IVX) announced the nomination and appointment of Avram Hershko, M.D., Ph.D. and Zachariah P. Zachariah, M.D. to its Board of Directors.
    Dr. Hershko has served as a Distinguished Professor since 1998 and as Professor, Unit of Biochemistry, Faculty of Medicine since 1980, at the Technion-Israel Institute of Technology in Haifa Israel. Dr. Hershko received his M.D. in 1965 and his Ph.D. in 1969 from the Hebrew University - Hadassah Medical School in Jerusalem Israel. He was awarded the Nobel Prize in Chemistry in 2004.
    Dr. Zachariah is CEO and President of the Fort Lauderdale Heart Institute. He has also served since 1995 as a Director of Cardiology at Holy Cross Hospital in Fort Lauderdale. He has served as a member of the Florida State Board of Governors since 2003 and as Chairman of the Florida Council on Economics Education since 2003.
    Phillip Frost, M.D., chairman and chief executive officer of IVAX, said, "Dr. Hershko and Dr. Zachariah both bring great knowledge and experience to the IVAX Board. We are fortunate to have the benefit of their participation in IVAX' future."
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' Web site at http://www.ivax.com.

    CONTACT: IVAX Corporation, Miami
             David Malina, 305-575-6043